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Exhibit 10.1

COCOT AGREEMENT

        THIS AGREEMENT is made and entered into this 4th day of September, 2002, by and between Metropolitan Telecommunications, d/b/a MetTel, having its principal place of business at 44 Wall Street, 14th Floor, New York, New York 10005 (hereinafter referred to as the "Company" or "MetTel"), and ETS Payphones, Inc., having its principal place of business at 1490 Westfork Drive, Suite G, Lithia Springs, Georgia, 30122 (hereinafter referred to as the "Customer").

        WHEREAS, MetTel is a Local Exchange Carrier presently offering local, regional and long distance telephone services.

        WHEREAS, the Customer is a payphone service provider;

        WHEREAS, the Customer wishes to purchase local and regional exchange service from the Company and the Company wishes to sell local and regional exchange service to the Customer in the States of Georgia, Texas, North Carolina and South Carolina, and/or such other States as the parties designate and agree (collectively, the "States"); and

        WHEREAS, the Customer and MetTel are already parties to a Cocot Agreement pursuant to which MetTel provides local and regional exchange service to the Customer with regard to its payphones in the State of New York (the "New York Agreement");

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, and the other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.     TERM AND TERMINATION

        Term of Agreement. The term of this Agreement shall be for a period of twenty seven (27) months from the date of the migration of the lines of the payphones covered hereby (the "Term"). Because this agreement contemplates the provisioning of thousands of lines, in multiple states, at different times, the parties agree that the Term with respect to lines will commence on the last day of each month for those lines that are provisioned within such month. This Agreement shall thereafter automatically renew for successive twelve (12) month periods ("Renewal Term") subject to either party's right to terminate this Agreement effective at the end of the Service Period or a Renewal Term by written notice given at least sixty (60) days prior to the end of such terms.

2.     CUSTOMER'S OBLIGATIONS

2.1
Minimum Term Commitments. As an inducement to the Company to provide the pricing as hereinafter described in Paragraph 3.1, and as an inducement to purchase the ETS' Florida payphone lines, the Customer warrants that it presently has in the States over 9550 payphones that are completely serviced on the facilities of a Local Exchange Carrier that MetTel uses to provide its local service in the States (to be reduced by the number of payphones covered under the New York Agreement), and that it shall use MetTel as its exclusive provider of local and regional exchange service with respect to 9550 payphones (or such other number as may be agreed between the parties). ETS shall provide to MetTel for provisioning as soon as reasonably practical the lines that are within MetTel's territory and ETS acknowledges that there will be approximately 4,000 lines available for provisioning on January 31, 2003.

2.2
Limited Power of Attorney. As an inducement to the Company to be the exclusive provider of service to the Payphones, where MetTel's facilities permit, the Customer, by this Agreement, hereby provides MetTel with a Limited Power of Attorney, coupled with an interest, to execute a Letter of Authorization or Agency ("LOA") to purchase local and regional exchange services on ETS's behalf for the Payphones during the term of this Agreement and any Renewal Term. In the event that MetTel is required to exercise its Power of Attorney to utilize the LOA it will invoice to ETS all costs associated with exercising its right including but not limited to service installation charges. The Company, at its sole discretion, can exercise its rights under the Power of Attorney granted hereby and execute the LOA at any time it deems necessary, provided that MetTel shall not use the power of attorney for any lines that ETS identifies as being subject to an agreement that existed and was disclosed in writing prior to closing until said agreement's expiration date.

2.3
Liquidated Damages. In the event either ETS or any successor in interest (whether voluntary or involuntary) or any purchaser of the stock, business or assets of ETS terminates MetTel's right to provide service to all or any portion of the lines under the Exclusive Service Agreement prior to the end of the Term, MetTel shall be entitled to liquidated damages therefore calculated at the rate of $10 per line times the number of months remaining in the Term.

2.4
Right For Competitive Bid. As an additional inducement to enter into this Agreement, ETS agrees that in the event it receives an offer from a third party to purchase all or a portion of ETS's Payphones, it will advise MetTel in writing of the terms and conditions of such offer prior to the acceptance thereof and afford MetTel a reasonable period of time to make a competing bid for such Payphones.

3.     PRICING AND TERMS OF PRODUCT OFFERINGS

3.1
The Customer agrees to pay the Company in accordance with the pricing terms to be agreed to by the parties, provided that such terms shall in no event be greater than the lesser of MetTel's rates in the relevant service area or the rate of ETS' current provider in such service area. The Customer will pay each Company invoice within twenty-five (25) days of the invoice date. Moreover, the Company agrees that the pricing terms will be as low as MetTel or any MetTel affiliate provides to a non-affiliate of MetTel that is similarly situated to ETS in terms of size and terms ("Similarly Situated Customer") on the anniversary date of this agreement in the respective States. In the event that the pricing terms exceed the pricing terms of a Similarly Situated Customer on the anniversary date of this agreement, MetTel will adjust ETS's pricing so that the pricing is the same.

3.2
In the event that the Company does not receive timely payment, it may avail itself of all tariffed remedies including but not limited to suspension and disconnection of service and late payment charges in the amount of one and one-half percent per month as well as the Company's right under Section 2.3 and any rights it has under applicable law.

3.3
Rates charged the Customer shall apply to the extent they are inconsistent with MetTel tariffs as of the date of execution of this Agreement, and subject to paragraph 4.1. All other rates, terms, and conditions of the Services provided within the States will be governed by MetTel tariffs filed with the Public Service Commission of the applicable State are hereinafter referred to as the "Tariffs."

3.4
MetTel agrees that, in the event that the relevant incumbent local exchange carrier's rate decrease as a result of the requirements of the Federal Communications Commission's New Services Test in any service area affecting the Payphones during the term of this Agreement, MetTel will at its sole discretion either match the new rates for customer or permit Customer to terminate this Agreement.

4.     APPLICATION OF TARIFFS

4.1
This agreement is intended to supplement the applicable Tariffs in effect covering the Services. The relationship of the Parties shall be subject to the applicable Tariffs; in the event that there is an inconsistency between the rates specifically provided in this Agreement and the rates provided in the Company Tariffs, the rates, terms and conditions of this Agreement shall control. Any modification to the Tariffs after this Agreement is executed shall be controlling over this Agreement, provided, however, that MetTel shall provide notice to Customer of proposed changes to applicable tariffs and in the event that the effect of such tariffs is to materially alter the service to be provided by MetTel hereunder or change any material rate or term hereof, then either party shall have the right to terminate this agreement.

5.     CONFIDENTIALITY

5.1
The parties understand and agree that the terms and conditions of this Agreement, all documents referenced (including but not limited to invoices and computer records to the Customer for services provided hereunder) herein, communications between the parties regarding this Agreement or the Service to be provided hereunder (including price quotes to Customer for any Service proposed to be provided or actually provided hereunder) as well as such information relevant to any other agreement between the parties (collectively "Confidential Information"), are confidential as between the Customer and the Company, unless: (a) this Agreement has to be filed with any Public Service Commission in any of the States; (b) such information was previously or becomes known to the receiving party free of any obligation to keep it confidential; (c) has been or is subsequently made public by the disclosing party; or (d) is required to be disclosed by law, court order or regulation. In the event that a portion of this agreement must be disclosed to the Public Service Commissions in any of the States, only said portion that is disclosed will be deemed to have lost its Confidential Information status.

6.     GENERAL PROVISIONS

6.1
Construction and Interpretation. This Agreement shall be governed and construed by the laws of the State of New York. In the event that any action is brought by either party to enforce any term or condition of this Agreement, the prevailing party shall be entitled to recover its actual legal cost, including reasonable attorney's fees, court costs and costs of collection, in addition to whatever other relief a court may award. All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal and enforceable. In the event that any term or provision of this Agreement is found to be unenforceable in a court of law for any reason, the remainder of this Agreement shall not be affected thereby and shall be interpreted so as to give full effect to the intent of this Agreement. The provisions of this Agreement shall be enforceable notwithstanding the existence of any claim or cause of action of the Company against the Customer or the Customer against the Company, whether predicated on this Agreement or otherwise.

6.2
Assignment. Either party may assign its rights under this Agreement only with advance written consent of the other party, which consent may not be unreasonably withheld, and this Agreement shall inure to the benefit of the successors and assigns of each party, and shall be binding upon the Customer and the Company, its heirs, executors, administrators, guardians, and permitted successors and assigns; provided, however, that notwithstanding the preceding, MetTel shall be permitted to assign its interests in the Agreement to and in favor of MCG Capital Corporation (including any of its successors, assignees, transferees, designated third party or pledges) so long as MCG Capital Corporation (including any of its successors, assignees, transferees, pledges, designated third party or agents) is licensed to operate as a Local Exchange Carrier or otherwise offers local, regional and long distance telephone services.

6.3
Entire Agreement and Amendment. This Agreement represents the entire understanding of the parties with respect to the specific matter of this Agreement and supersedes all previous understandings, written or oral, between the parties with respect to the subject matter. This Agreement may only be amended by a writing executed by both parties hereto. Failure by the Company or the Customer to insist upon the other party's compliance with any provision in this Agreement shall not be deemed a waiver of such provision.

6.4
Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally and receipted for, sent by overnight commercial air courier (such as Federal Express), to the parties at their addresses set forth above or to such other address as a party shall have notified the other party. Any such notice shall be deemed effective and delivered upon the earliest to occur of actual delivery, if delivered personally, one (1) business day after shipment by commercial air courier, or three (3) business days after mailing to the parties at the address set forth below:

To the Customer:
ETS Payphones, Inc.
Guy Longobardo
1490 Westfork Drive, Suite G
Lithia Springs, Georgia 30122
Tel 770-819-1600
Fax 770-819-1682
glongobardo@etspayphones.com
Shannon Lowry Nagle, Esq.
Powell Goldstein Frazer & Murphy LLP
191 Peachtree Street, NE
Atlanta GA 30303
Tel 404-572-4558
Fax 404-572-6999
snagle@pgfm.com	To the Company: MetTel Andoni Economou 44 Wall Street, 14th Fl. New York, New York 10005 Tel 212.607.2004 Fax 212.635.5074 aeconomou@mettel.net	MetTel Irina Armstrong Legal Department 44 Wall Street, 14th Fl. New York, New York 10005 Tel 212.607.2010 Fax 212.635.5074 iarmstrong@mettel.net

        IN WITNESS WHEREOF, the Company and the Customer represent that they have read this Agreement, understand it and agree to be bound by all the terms and conditions stated herein.

ETS Payphones, Inc.	Metropolitan Telecommunications, d/b/a MetTel
By	By
Name: Guy Longobardo	Name Andoni Economou
Title: CEO	Title EVP
Date	Date

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COCOT AGREEMENT